EXHIBIT 23.  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)    Form S-3 Registration Statement No.   33-25880
(2)     Form S-8 Registration Statement No.   33-53849
(3)     Form S-8 Registration Statement No.   33-57211
(4)     Form S-8 Registration Statement No.   33-59621
(5)     Form S-8 Registration Statement No.  333-79129
(6)     Form S-8 Registration Statement No.  333-79137
(7)     Form S-8 Registration Statement No.  333-100923

of our reports dated March 15, 2005, with respect to the consolidated financial statements of Intergraph Corporation, Intergraph Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intergraph Corporation, included in the 2004 Annual Report to Shareholders of Intergraph Corporation.

/s/ Ernst & Young LLP

Birmingham, Alabama
March 15, 2005